UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2017

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Directors Place

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 203-4100

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on June 12, 2017, Sorrento Therapeutics, Inc. (“Sorrento”) entered into a Contribution Agreement (as amended, the “Contribution Agreement”) with TNK Therapeutics, Inc., a majority-owned subsidiary of Sorrento (“TNK”), and Celularity, Inc. (“Celularity”), pursuant to which, among other things, Sorrento and TNK agreed to contribute, pursuant to a License and Transfer Agreement to be entered into among Sorrento, TNK and Celularity (the “License Agreement”), certain intellectual property rights related to their proprietary chimeric antigen receptor (“CAR”) constructs and related CARs to Celularity in exchange for shares of Celularity’s Series A Preferred Stock equal to 25% of Celularity’s outstanding shares of capital stock, calculated on a fully-diluted basis (the “Celularity Shares”).

On August 15, 2017, the transactions contemplated by the Contribution Agreement closed and, on such date, among other things, (a) Celularity issued the Celularity Shares to TNK, and (b) Sorrento, TNK and Celularity entered into the License Agreement. Pursuant to the License Agreement (i) TNK and Sorrento agreed to provide to Celularity (1) their CAR constructs and related CARs for use worldwide in combination with placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder except that anti-CD38 CAR constructs and related CARs may also be used in adult cells for the treatment of multiple myeloma unless TNK exercises its termination rights, and (2) their know-how relating to the foregoing, (ii) TNK and Sorrento granted to Celularity a limited, perpetual, transferable and sublicensable license and covenant not to sue with respect to certain of their patents and other intellectual property rights, which license is exclusive for a subset of such patents, and (iii) Celularity agreed to pay to TNK 50% of the first $200 million and 20% thereafter of any upfront and milestone payments that Celularity receives in connection with any sublicense of a combination of anti-CD38 CAR constructs and either placenta-driven cells and/or cord blood–derived cells or adult cells.

The License Agreement may be terminated (i) by either TNK or Celularity upon a material breach of the License Agreement by the other party that is uncured for 90 days after written notice, (ii) by TNK, with respect to anti-CD38 CAR constructs and related CARs for use in combination with adult cells, if Celularity fails to execute a bona fide strategic development and commercialization agreement with an unaffiliated party by April 15, 2018 with respect to the anti-CD38 CAR constructs and related CARs for use in combination with adult cells, or (iii) by Celularity, following the one-year anniversary of the License Agreement, upon six month’s written notice to TNK.

Dr. Henry Ji, Sorrento’s Chairman of the Board, President and Chief Executive Officer, Jaisim Shah, a member of Sorrento’s Board of Directors and David Deming, a member of Sorrento’s Board of Directors, were previously appointed as members of the board of directors of Celularity.

Concurrently with the closing of the transactions contemplated by the Contribution Agreement, Celularity completed its Series A Preferred Stock financing.

The foregoing summary of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement. A copy of the License Agreement will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2017 (the “Form 10-Q”). Certain terms of the License Agreement have been omitted from this Current Report on Form 8-K and will be omitted from the version of the License Agreement to be filed as an exhibit to the Form 10-Q, pursuant to a Confidential Treatment Request that the Company plans to submit to the SEC at the time of the filing of the Form 10-Q.

The representations, warranties and covenants contained in the License Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the License Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the License Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the License Agreement, and not to provide investors with any other factual information regarding Sorrento, TNK or its or their businesses, and should be read in conjunction with the disclosures in Sorrento’s periodic reports and other filings with the SEC.

Item 8.01. Financial Statements and Exhibits.

On August 21, 2017, Sorrento issued the press release attached hereto as Exhibit 99.1 announcing the closing of the transactions contemplated by the Contribution Agreement and the License Agreement.

Item 9.01. Financial Statements and Exhibits.

99.1       Press Release, dated August 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: August 21, 2017	By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: Chairman of the Board, President and Chief Executive Officer